EXHIBIT 99

[LOGO]	FOR IMMEDIATE RELEASE
CONTACT: CONWAY G. IVY
SENIOR VICE PRESIDENT, CORPORATE
PLANNING AND DEVELOPMENT
216-566-2102
NEWS:

The Sherwin-Williams Company — 101 Prospect Avenue, N.W. —
Cleveland, Ohio 44115 — (216) 566-2140
CLEVELAND, OHIO, January 26, 2006 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2005. Consolidated net sales increased 17.6% in the year to $7.19 billion from $6.11 billion in 2004 and 14.1% in the fourth quarter to $1.71 billion from $1.50 billion last year. Acquisitions increased consolidated net sales $369.7 million, or 6.0%, in the year. The net effect of acquisitions and dispositions on consolidated net sales in the fourth quarter was negligible.
     Diluted net income per common share in 2005 increased 20.6% to $3.28 per share from $2.72 per share in 2004. Acquisitions increased diluted net income per common share approximately $.14 per share for the year 2005. Diluted net income per common share was $.54 per share in the fourth quarter compared to $.57 per share a year ago. In 2004, fourth quarter results were favorably impacted by approximately $.08 per share related to a reduction in the 2004 effective tax rate. Improved operating results in the fourth quarter of 2005 were partially offset by an asset impairment charge of $22.0 million, or approximately $.10 per share, due to an anticipated reduction in the Company’s business at a major retailer beginning in 2006. Acquisitions had no impact on diluted net income per common share in the fourth quarter of 2005.
     Paint Stores Segment net sales increased 21.9% in the year to $4.85 billion and 16.2% in the fourth quarter to $1.18 billion due primarily to continuing strong domestic architectural paint sales to contractor and DIY customers. Net sales from stores opened more than twelve calendar months increased 13.6% in the full year and 14.8% in the fourth quarter. The acquisition of Duron, Inc. in September 2004 added approximately 6.7% to this Segment’s full year 2005 net sales. The Paint Stores Segment’s operating profit increased 23.4% to $592.5 million in the full year and 22.9% to $141.8 million in the quarter due primarily to increased sales volume and strong expense control partially offset by significantly increased raw material costs.
     Consumer Segment net sales increased 7.7% to $1.40 billion in the year and 11.4% to $291.3 million in the fourth quarter compared to 2004. Acquisitions increased net sales 7.7% in the full year and 2.2% in the fourth quarter. Net sales in the fourth quarter of 2004 were reduced by a charge representing 3.9% of net sales due to the impairment of a customer sales incentive program. The remaining increase in net sales during the fourth quarter of 2005 was due primarily to sales to existing customers representing purchases that had been postponed in the third quarter due to managed inventory levels. Operating profit of this Segment decreased

$18.6 million, or 9.9%, to $169.1 million for the year and decreased $14.1 million to $.2 million in the fourth quarter. Operating profits of both periods were adversely impacted by increased raw material costs and the fourth quarter asset impairment charge.
     Automotive Finishes Segment net sales increased 7.1% to $550.8 million in the year versus 2004 and were essentially flat with last year in the fourth quarter at $131.8 million. The net sales gain for the year was due primarily to new product introductions and strong international sales. The comparison of fourth quarter net sales was negatively impacted by the disposition in the third quarter of 2005 of the majority interest in a joint venture in China that had sales of approximately $7.1 million in the fourth quarter last year. Currency exchange fluctuations in 2005 relative to last year increased net sales by 2.8% in both the fourth quarter and full year. Operating profit of this Segment in the year declined $.8 million, or 1.4%, to $57.2 million. This included a third quarter 2005 loss of $7.9 million sustained in the disposition of the China joint venture. Operating profit increased 1.1% in the fourth quarter to $15.2 million. The disposition of the China joint venture negatively impacted the fourth quarter operating profit comparison by 8.7%. Currency exchange fluctuations favorably impacted operating profit in the year by 5.0% and in the fourth quarter by 6.1%.
     International Coatings Segment net sales, stated in U. S. dollars, increased 21.8% to $388.0 million in the year and 19.1% to $101.8 million in the fourth quarter compared to last year. Sales results were favorably impacted by currency exchange fluctuations of 9.8% in the full year and 5.9% in the fourth quarter. Sales in local currency in the year and fourth quarter were positively impacted by pricing improvements in South America, partially offset by lower volume sales in the United Kingdom resulting from a difficult retail environment. Operating profit for this Segment, in U. S. dollars, increased in the year by 30.6% to $23.6 million from $18.0 million in 2004 and increased 3.7% in the fourth quarter to $7.8 million from $7.6 million last year. The increases in operating profits were due primarily to net sales gains, operating efficiencies related to additional manufacturing volume, tight expense control and favorable currency exchange fluctuations in South America. Operating profit of the United Kingdom businesses increased in the year on lower net sales and sales volume. However, in the fourth quarter, lower operating profits in the United Kingdom partially offset the increases in operating profit in South America.
     The Company purchased 2,050,000 shares of its common stock in the fourth quarter, bringing the total purchased to 8,076,000 shares in 2005. The Company had remaining authorization at December 31, 2005 to purchase 18,421,000 shares.
     Commenting on the financial results, Christopher M. Connor, Chairman, President and Chief Executive Officer, said, “We are pleased that in 2005 we were able to report record sales of nearly $7.2 billion and record earnings of $3.28 per share. We are encouraged by the continuing double-digit sales gains achieved by our Paint Stores Segment and by the improvement of our International Coatings and Automotive Finishes Segments. We remain vigilant concerning the operations of our Consumer Segment, which are vulnerable to the fluctuating buying patterns of our customers. Though significant raw material cost increases in late 2004 and throughout 2005 had an adverse impact on our gross margins, we were able to implement certain price increases and take other actions in the fourth quarter that began to stabilize our ongoing gross margins.
     “In the first quarter of 2006, we anticipate achieving a high single to low double digit percentage increase in consolidated net sales versus the first quarter of 2005. We estimate diluted net income per common share in the first quarter of 2006 will be in the range of $.56 to $.61 per share compared to $.58 per share earned in the first quarter of 2005. In the first quarter of 2006, the Company will record an additional expense relating to its stock option plans and we expect our effective tax rate to be higher than in the first quarter of 2005. These items are expected to reduce diluted net income per share by $.08 per share in the first quarter of 2006. For the full year 2006, we expect to achieve a high single to low double digit percentage increase in consolidated net sales over 2005. With annual sales at that level, we estimate diluted net income per common share for 2006 will be in the range of $3.60 to $3.75 per share, including an estimated $.08 per share charge in the year for the additional expense relating to stock options, compared to $3.28 per share earned in 2005. For the full year 2006, we expect the annual effective tax rate to be slightly higher than the annual rate recognized in 2005.”
     The Company will conduct a conference call to discuss consolidated financial results and operating segment results for the fourth quarter and year 2005, and its outlook for the first quarter and full year 2006, at 11:00 a.m. ET on Thursday, January 26, 2006. The conference call will be webcast simultaneously. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on Press Room, then choose Corporate Press Releases in the Corporate Information box and click on the webcast icon following the reference to the January 26th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Wednesday, February 8, 2006 at 5:00 p.m. ET.
     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.
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This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
Thousands of dollars, except per share data	2005	2004	2005	2004

Net sales	$1,710,030	$1,499,183	$7,190,661	$6,113,789
Cost of goods sold	968,350	834,361	4,110,296	3,412,378
Gross profit	741,680	664,822	3,080,365	2,701,411
Percent to net sales	43.4%	44.3%	42.8%	44.2%
Selling, general and administrative expenses	589,043	542,863	2,326,220	2,068,936
Percent to net sales	34.4%	36.2%	32.4%	33.8%
Goodwill impairment	22,000		22,000
Interest expense	11,974	10,961	49,586	39,948
Interest and net investment income	(1,505)	(1,259)	(4,595)	(5,533)
Other expense — net	10,158	11,222	30,939	17,865

Income before income taxes and minority interest	110,010	101,035	656,215	580,195
Income taxes	34,875	17,956	191,601	185,662
Minority interest		594	1,356	1,279

Net income	$75,135	$82,485	$463,258	$393,254

Net income per common share:
Basic	$0.56	$0.59	$3.39	$2.79

Diluted	$0.54	$0.57	$3.28	$2.72

Average shares and equivalents outstanding — basic	134,411,691	139,670,200	136,816,868	140,801,836

Average shares and equivalents outstanding — diluted	138,159,319	144,261,741	141,078,932	144,735,589

Additional information regarding the Company’s financial results can be found on the Internet at “www.sherwin.com”, click on Press Room, then choose Corporate Press Releases in the Corporate Information box and click on the January 26th release.